Exhibit 10.1




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                            ASSET PURCHASE AGREEMENT


                                  by and among


                             NEW TEXTILE HOLDING CO.

                                 NEW TEXTILE CO.

                             WESTPOINT STEVENS INC.,

                                       AND

                         THE OTHER SELLERS NAMED HEREIN




                          Dated as of February 28, 2005

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                                TABLE OF CONTENTS

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                                                                                                                        PAGE
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Article I            DEFINITIONS..........................................................................................2

           1.1       Certain Definitions..................................................................................2

           1.2       Terms Defined Elsewhere in this Agreement...........................................................10

           1.3       Other Definitional and Interpretive Matters.........................................................11

Article II           PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES..............................................12

           2.1       Purchase and Sale of Assets.........................................................................12

           2.2       Excluded Assets.....................................................................................14

           2.3       Assumption of Liabilities...........................................................................15

           2.4       Excluded Liabilities................................................................................16

           2.5       Cure Amounts........................................................................................16

           2.6       Non-Assignment of Assets............................................................................16

           2.7       Further Conveyances and Assumptions.................................................................17

Article III          CONSIDERATION; ADJUSTMENT...........................................................................17

           3.1       Consideration.......................................................................................17

           3.2       Purchase Price Deposit..............................................................................18

           3.3       Working Capital.....................................................................................18

           3.3       Payment of Purchase Price...........................................................................19

Article IV           CLOSING AND TERMINATION.............................................................................19

           4.1       Closing Date........................................................................................19

           4.2       Deliveries by Sellers...............................................................................19

           4.3       Deliveries by Purchaser.............................................................................20

           4.4       Termination of Agreement............................................................................20

           4.5       Procedure Upon Termination..........................................................................21

           4.6       Effect of Termination...............................................................................21

Article V            REPRESENTATIONS AND WARRANTIES OF SELLERS...........................................................22

           5.1       Organization and Good Standing......................................................................22

           5.2       Authorization of Agreement..........................................................................22

           5.3       Conflicts; Consents of Third Parties................................................................22


                                       i

                                TABLE OF CONTENTS

                                   (CONTINUED)
                                                                                                                        PAGE

           5.4       Reports; Financial Statements.......................................................................23

           5.5       Letters of Credit...................................................................................24

           5.6       Events Subsequent to September 30, 2004.............................................................24

           5.7       Real Property.......................................................................................24

           5.8       Necessary Property and Transfer of Assets...........................................................24

           5.9       Title to Purchased Assets...........................................................................24

           5.10      Taxes...............................................................................................24

           5.11      Intellectual Property...............................................................................24

           5.12      Contracts and Commitments...........................................................................25

           5.13      Validity of Contracts...............................................................................25

           5.14      Customers and Suppliers.............................................................................25

           5.15      Affiliated Transactions.............................................................................25

           5.16      Employee Benefits...................................................................................26

           5.17      Litigation..........................................................................................26

           5.18      Compliance with Laws; Permits.......................................................................27

           5.19      Environmental Matters...............................................................................27

           5.20      Financial Advisors..................................................................................27

           5.21      Excluded Subsidiaries...............................................................................27

           5.22      No Other Representations or Warranties; Schedules...................................................27

Article VI           REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................................................28

           6.1       Organization and Good Standing......................................................................28

           6.2       Authorization of Agreement and Stock................................................................28

           6.3       Conflicts; Consents of Third Parties................................................................28

           6.4       Litigation..........................................................................................29

           6.5       Financial Advisors..................................................................................29

           6.6       Financial Capability................................................................................29

           6.7       Ownership; Direction to Trustee.....................................................................29

           6.8       Condition of the Business...........................................................................30

           6.9       Capitalization......................................................................................30

Article VII          BANKRUPTCY COURT MATTERS............................................................................30

           7.1       Competing Transaction...............................................................................30

                                TABLE OF CONTENTS

                                   (CONTINUED)
                                                                                                                        PAGE

           7.2       Break-Up Fee........................................................................................30

           7.3       Bankruptcy Court Filings. ..........................................................................31

Article VIII         COVENANTS...........................................................................................31

           8.1       Access to Information...............................................................................31

           8.2       Conduct of the Business Pending the Closing.........................................................31

           8.3       Consents............................................................................................33

           8.4       Regulatory Approvals................................................................................33

           8.5       Further Assurances..................................................................................35

           8.6       Equity Commitments and Rights Offering; Trustee Noncompliance.......................................35

           8.7       Preservation of Records.............................................................................35

           8.8       Publicity...........................................................................................35

           8.9       Supplementation and Amendment of Schedules..........................................................36

           8.10      Parent Guarantee....................................................................................36

           8.11      Post-Closing Wind-Up................................................................................36

           8.12      Letters of Credit...................................................................................36

           8.13      Registration Rights.................................................................................36

Article IX           EMPLOYEES AND EMPLOYEE BENEFITS.....................................................................37

           9.1       Transferred Employees...............................................................................37

           9.2       Employment Tax Reporting............................................................................37

           9.3       Compensation and Benefits...........................................................................37

           9.4       No Obligations......................................................................................37

Article X            CONDITIONS TO CLOSING...............................................................................37

           10.1      Conditions Precedent to Obligations of Parent and Purchaser.........................................37

           10.2      Conditions Precedent to Obligations of Sellers......................................................38

           10.3      Conditions Precedent to Obligations of Parent, Purchaser and Sellers................................39

           10.4      Frustration of Closing Conditions...................................................................39

Article XI           TAXES...............................................................................................39

           11.1      Transfer Taxes......................................................................................39

           11.2      Purchase Price Allocation...........................................................................39

           11.3      Tax Reporting.......................................................................................40

           11.4      Cooperation and Audits..............................................................................40

                                TABLE OF CONTENTS

                                   (CONTINUED)
                                                                                                                        PAGE

Article XII          MISCELLANEOUS.......................................................................................40

           12.1      No Survival of Representations and Warranties.......................................................40

           12.2      Expenses............................................................................................40

           12.3      Injunctive Relief...................................................................................41

           12.4      Submission to Jurisdiction; Consent to Service of Process...........................................41

           12.5      Waiver of Right to Trial by Jury....................................................................41

           12.6      Entire Agreement; Amendments and Waivers............................................................41

           12.7      Governing Law.......................................................................................42

           12.8      Notices.............................................................................................42

           12.9      Severability........................................................................................43

           12.10     Assignment..........................................................................................43

           12.11     Non-Recourse........................................................................................43

           12.12     Counterparts........................................................................................43

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Schedules
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I.                           List of Subsidiaries
1.1(a)                       Assumed Employment Agreements
1.1(b)                       Working Capital Definitions
1.1(c)                       Excluded Subsidiaries
1.1(d)                       Knowledge of Sellers
2.2(g)                       Excluded Assets
5.3(a)                       Conflicts
5.3(b)                       Third Party Consents
5.4                          Reports; Financial Statements
5.5                          Letters of Credit
5.6                          Events Subsequent to September 30, 2004
5.7                          Real Property
5.9                          Title to Purchased Assets
5.10(a)                      Taxes
5.11                         Intellectual Property
5.12                         Contracts and Commitments
5.13                         Validity of Contracts
5.14                         Customers and Suppliers
5.15                         Affiliated Transactions
5.16(a)                      Employee Benefits - General
5.16(c)                      Employee Benefits - Exceptions
5.16(f)                      Employee Benefits - Effect of Transaction
5.17                         Litigation
5.18                         Compliance with Laws; Permits

5.19                         Environmental Matters
5.20                         Financial Advisors
8.2(a)                       Conduct of Business
8.2(b)                       Conduct of Business


Exhibits
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A                            Bidding Procedures Order
B                            Escrow Agreement

                            ASSET PURCHASE AGREEMENT


           ASSET PURCHASE AGREEMENT, dated as of February 28, 2005 (this "Agreement"), by and among New Textile Holding Co., a Delaware corporation ("Parent"), New Textile Co., a Delaware corporation and wholly-owned subsidiary of Parent ("Purchaser"), WestPoint Stevens Inc., a Delaware corporation (the "Company"), and each of the Company's subsidiaries listed on Schedule I attached hereto (individually a "Subsidiary" and, together with the Company, each a "Seller" and, collectively, the "Sellers").


                              W I T N E S S E T H:


           WHEREAS, Sellers are debtors and debtors in possession under title 11 of the United States Code, 11 U.S.C. ss.ss. 101, et seq. (the "Bankruptcy Code"), and filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on June 1, 2003 (the "Petition Date") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") (Case No. 03-13532) (the "Bankruptcy Case");

           WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

           WHEREAS, Sellers are engaged in the business of manufacturing, marketing and distributing bed and bath home fashions products (the "Business");

           WHEREAS, subject to the terms and conditions set forth herein, Sellers are agreeing to sell the Purchased Assets in accordance with sections 363 and 365 of the Bankruptcy Code;

           WHEREAS, the holders of a majority of the First Lien Indebtedness have entered into the Funding Commitment, pursuant to which, among other things, they have agreed to provide the First Lien Direction to the Trustee;

           WHEREAS, the Trustee, in consideration of the Purchased Assets and in satisfaction of its lien thereon, as holder of a first priority lien securing Sellers' obligations under the First Lien Lender Agreement, will be instructed in the First Lien Direction to credit bid up to 100% of the First Lien Indebtedness pursuant to the First Lien Direction and the terms and conditions contained herein;

           WHEREAS, pursuant to the First Lien Direction, the Trustee will be instructed to assign to Purchaser at the Closing its right to receive the Purchased Assets (subject to the Assumed Liabilities), and Purchaser will accept such assignment from the Trustee and acquire the Purchased Assets (subject to the Assumed Liabilities), in exchange for which Purchaser will pay the Trustee the consideration herein and therein provided;

           WHEREAS, immediately upon such assignment from the Trustee, Purchaser will purchase the Purchased Assets and assume the Assumed Liabilities, all on the terms and conditions set forth herein; and

           WHEREAS, in the event that the Trustee does not credit bid the First Lien Indebtedness pursuant to the First Lien Direction, Purchaser will pay to Sellers shares of Parent Common Stock and Purchaser Preferred Stock and rights to acquire additional shares of Parent Common Stock and Purchaser Preferred Stock in consideration of the Purchased Assets (subject to the Assumed Liabilities), all as more specifically provided herein.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and intending to be bound hereby, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

           1.1 Certain Definitions.

           For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1 or in other Sections of this Agreement, as identified in the chart in Section 1.2:

           "Accounts Receivable" means, with respect to a Seller, all accounts receivable and rights to payment from customers of such Seller and the full benefit of all security for such accounts or debts, consisting of all accounts receivable in respect of goods shipped or products sold or services rendered to customers, and any other miscellaneous accounts receivable, in each case as such rights would be reflected in a consolidated balance sheet of Seller as of the relevant date prepared in accordance with GAAP, including being reduced by adequate reserves under GAAP for purposes of calculating WC Assets.

           "Adequate Protection Escrow" means any amounts held in escrow on account of the Adequate Protection Order that may be payable either to the First Lien Lenders or the Second Lien Lenders pursuant to the terms thereof.

           "Adequate Protection Order" means that certain Final Order Pursuant to Sections 361, 363 and 364(d)(1) of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedure Providing the Pre-Petition Secured Lenders Adequate Protection, dated as of June 18, 2003, and includes the Stipulation and Order (i) Providing for Deposit into Escrow of Second Lien Adequate Protection Payments, (ii) Withdrawal of Adequate Protection Motion, and (iii) Reservation of Rights and Remedies dated as of August 18, 2004 and approved by the Bankruptcy Court on August 23, 2004.

           "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

           "Assumed Employment Agreements" means any employment agreements listed on Schedule 1.1(a).

           "Bidding Procedures Order" means an order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit A.

           "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

           "Closing WC" and "Closing WC Threshold Amount" have the meanings specified in Schedule 1.1(b).

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Collateral Trust Agreement" means that certain Second Amended and Restated Collateral Trust Agreement, dated as of June 9, 1998, as amended, by and among the Company, its subsidiaries parties thereto, the Trustee, IBJ Schroder Bank & Trust Company, and each of the banks parties thereto.

           "Contract" means any contract, indenture, note, bond, lease or other agreement.

           "Credit Bid" means the credit bid provided for in the First Lien Direction.

           "DIP Credit Agreement" means that certain debtor in possession financing agreement, dated as of June 5, 2003, as amended, among Sellers, Bank of America, N.A. as Administrative Agent, Wachovia Bank, National Association as Syndication Agent and the other lenders parties thereto.

           "Documents" means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related directly to the Business and the Purchased Assets in each case whether or not in electronic form.

           "Employees" means all individuals, as of the date hereof, whether or not actively at work as of the date hereof, who are employed by Sellers in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof and prior to the Closing.

           "Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance or rule of common law in effect at the relevant date or for the relevant period in the ordinary course thereof and not in breach of this Agreement relating to the protection of human health and safety or the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.ss. 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. ss.ss. 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 6901, et seq.), the Clean Water Act (33 U.S.C. ss.ss. 1251, et seq.), the Clean Air Act (42 U.S.C. ss.ss. 7401, et seq.) the Toxic Substances Control Act (15 U.S.C. ss.ss. 2601, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.

ss.ss. 136, et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651, et seq.), and the regulations promulgated pursuant thereto.

           "Environmental Liability" means the Liabilities resulting from under any Environmental Law, including any failure to comply therewith, or to obtain or comply with any required Environmental Permit.

           "Environmental Permit" shall mean a permit, license, certificate, approval or authorization issued by a Governmental Body pursuant to an Environmental Law.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

           "Excluded Matter" means the effect of: (i) any change in the United States or foreign economies or financial markets in general; (ii) any change that generally affects the businesses in which Sellers generally compete; (iii) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any change in applicable Laws or accounting rules; (v) any actions taken or proposed to be taken by Purchaser or any of its Affiliates; (vi) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; (vii) any effect resulting from the filing of the Bankruptcy Case and reasonably anticipated effects thereof; (viii) any matter disclosed on the Schedules, in the Company SEC Documents or in any filings by the Sellers with the Bankruptcy Court, or (ix) any matter approved by the Bankruptcy Court.

           "Excluded Subsidiaries" means the subsidiaries of the Company listed on Schedule 1.1(c).

           "First Lien Direction" means a written direction by the Required Banks (as that term is defined in the Collateral Trust Agreement) to the Trustee to, among other things, (i) credit bid up to 100% of the First Lien Indebtedness toward the purchase of the Purchased Assets (subject to the Assumed Liabilities) on the terms and subject to the conditions contained herein, (ii) accept the Purchased Assets (subject to the Assumed Liabilities) on the terms and subject to the conditions contained herein in exchange for the First Lien Indebtedness, and (iii) assign its right to receive the Purchased Assets (subject to the Assumed Liabilities) on the terms and subject to the conditions contained herein to Purchaser in exchange for the issuance of the Purchaser Equity Consideration, all as described in the Funding Commitment. The First Lien Direction will instruct the Trustee to credit bid 100% of the First Lien Indebtedness less the amount contained in the Adequate Protection Escrow at the time of credit bidding, provided that the First Lien Direction will also instruct the Trustee, if directed by Purchaser, to increase such credit bid as necessary to top competing bids in accordance with the Bidding Procedures Order.

           "First Lien Indebtedness" means the Indebtedness outstanding under the First Lien Lender Agreement, including therein all pre- and post-petition interest due and owing thereunder and all unpaid fees and expenses.

           "First Lien Lender Agreement" means that certain Second Amended and Restated Credit Agreement dated as of June 9, 1998 among the Company as Borrower, WestPoint Stevens (U.K.) Limited and WestPoint Stevens (Europe)

Limited, as Foreign Borrowers, Bank of America, N.A., as Issuing Lender, Swingline Lender and Administrative Agent and the banks and other financial institutions at any time parties thereto, as subsequently amended.

           "First Lien Lenders" means the financial institutions from time to time party to the First Lien Lender Agreement, together with their successors and assigns permitted by the First Lien Lender Agreement.

           "Funding Commitment" means the commitment letter agreement, dated the date hereof, among WLR, the Majority Holders, Parent and Purchaser pursuant to which, on the terms and subject to the conditions thereof: (i) the Majority Holders have committed to purchase in the aggregate approximately 25.5% of Parent Common Stock and approximately 25.5% of the Purchaser Preferred Stock on a fully-diluted basis; and (ii) WLR and the Majority Holders have committed to purchase all the shares of Parent Common Stock and Purchaser Preferred Stock that are not purchased by the Holders in the Rights Offering.

           "Furniture and Equipment" means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements and other tangible personal property owned or used by Sellers in the conduct of the Business, including all such artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

           "GAAP" means generally accepted accounting principles in the United States, consistently applied throughout the specified period and the immediately prior comparable period.

           "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

           "Hardware" means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

           "Hazardous Material" means any substance, material or waste which is regulated by any Government Body including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

           "Holders" means the Persons to which the Rights Offering is made.

           "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           "Income Taxes" means Taxes payable in respect of or measured by a Seller's net income (whether determined or assessed individually or on a consolidated basis).

           "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and
(vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

           "IRS" means the Internal Revenue Service.

           "KERP Program" means the key employee retention and severance program (including the severance program and the existing separation plan for salaried employees) as set forth in the Motion of Debtors for Order Pursuant to 11 U.S.C. ss.ss. 105(a) and 363(b)(1) Authorizing the Establishment of a Key Employee Retention Plan and the Motion of Debtors pursuant to 11 U.S.C. ss.ss. 105(a) and 363(b)(1) Approving the Extension of the Debtors' Key Employee Retention Plan, as modified, both of which were approved by separate order of the Bankruptcy Court on October 23, 2003 and August 12, 2004, respectively.

           "Knowledge of Sellers" means the actual knowledge of those officers of Sellers identified on Schedule 1.1(d).

           "Law" means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation or common law requirement.

           "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

           "Liability" means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

           "License Agreements" mean the Agreements marked with double asterisks on Schedule 5.12.

           "Lien" as applied to any Person means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance or any other right of a third party in respect of an asset of such Person.

           "Majority Holders" means the First Lien Lenders party to the Funding Commitment.

           "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, which (a) is maintained for employees of a Seller and at least one Person other than a Seller or (b) was so maintained and in respect of which a Seller could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

           "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

           "Ordinary Course of Business" means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice.

           "Parent Common Stock" means the common stock of Parent.

           "Permits" means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

           "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated; (v) liens securing indebtedness for borrowed money as disclosed in the Financial Statements filed with the SEC prior to the date hereof; (vi) title of a lessor under a capital or operating lease; (vii) any other imperfections in title, charges, easements, restrictions and encumbrances that do not materially affect the value or use of the affected asset; and (viii) liens for Taxes that constitute Assumed Liabilities.

           "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

           "Priority Claims" means Liabilities that constitute priority expenses or claims under section 507(a) of the Bankruptcy Code and which are required to be paid in cash or cash equivalents at Closing in order for a subsequent plan to be confirmed pursuant to section 1129(a)(9)(A) of Bankruptcy Code. Notwithstanding the foregoing, Priority Claims shall specifically exclude: (a) any claims for breach of contract, tort or other actionable conduct; (b) any obligations incurred under executory Contracts (including unexpired leases) which have been rejected in the Bankruptcy Case; (c) all intercompany obligations, including all intercompany Accounts Receivable, notes receivable and other intercompany items, owing or payable to any debtor or its estate; and
(d) any claims arising under, pursuant to or relating in any way to any draw under or against or any call upon letters of credit, surety bonds, performance bonds or similar bonds posted by Sellers or their Affiliates, or renewals thereof, or any other similar nonexecutory document entered into by Sellers or their Affiliates, or renewals thereof.

           "Products" means any and all products developed, manufactured, marketed or sold by Sellers.

           "Purchased Contracts" means all Contracts of Sellers that are unexpired as of the Closing Date and have not been rejected (or the subject of a pending rejection motion) by Sellers or excluded by Purchaser as of the Closing Date pursuant to Section 2.1(c).

           "Purchased Intellectual Property" means all intellectual property rights used by Sellers in connection with the Business and arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor and works of authorship, and mask work rights, in each case used primarily in connection with the Business, and (iv) all Software of Sellers used in connection with the Business.

           "Purchaser Equity Consideration" means the Rights and the First-Lien Holder Units (as defined in the Funding Commitment) contemplated by the Funding Commitment to be issued to the Trustee, for further distribution to the Holders, or to Sellers pursuant to Section 8.6(b), as the case may be.

           "Purchaser Material Adverse Effect" means a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement or perform its respective obligations under this Agreement.

           "Purchaser Preferred Stock" means the Series A Preferred Stock of Purchaser, which will be non-voting, will have an aggregate liquidation preference of at least $30,000,000, will pay cumulative dividends at a rate specified by Purchaser prior to Closing (which in no event will be less than 1% of liquidation preference), will not be redeemable prior to the fifth year after the date of issuance and will be convertible into common stock of Purchaser in the event Purchaser consummates an initial public offering.

           "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

           "Remedial Action" means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

           "Rights" means the right to subscribe in the Rights Offering.

           "Rights Offering" means the offering of shares of Parent Common Stock and Purchaser Preferred Stock on the terms set forth in the Funding Commitment.

           "Sale Order" shall be a final, non-appealable order (or orders) of the Bankruptcy Court which is not subject to a stay pending appeal, in form and substance reasonably acceptable to Purchaser and Sellers approving this

Agreement and all of the terms and conditions hereof, and approving and authorizing Sellers to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, such order shall find and provide, among other things, that (i) the Purchased Assets sold to Purchaser pursuant to this Agreement shall be transferred to Purchaser free and clear of all Liens (other than Liens created by Purchaser and other than Permitted Exceptions) and claims, such Liens and claims to attach to the Purchase Price; (ii) the Trustee and Purchaser have acted in "good faith" within the meaning of section 363(m) of the Bankruptcy Code; (iii) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm's length bargaining positions; (iv) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof as provided in Section 12.4 hereof; and (v) this Agreement and the transactions contemplated hereby may be specifically enforced against and binding upon, and not subject to rejection or avoidance by, Sellers or any chapter 7 or chapter 11 trustee of Sellers.

           "Second Lien Lender Agreement" means that certain $165 million Second-Lien Credit Facility, dated as of June 29, 2001, among the Company, as Borrower, the banks and other financial institutions from time to time parties thereto, and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Administrative Agent, as subsequently amended.

           "Second Lien Lenders" means the financial institutions from time to time party to the Second Lien Lender Agreement, together with their successors and assigns permitted by the Second Lien Lender Agreement.

           "Seller Material Adverse Effect" means any event or occurrence (regardless of whether such event or occurrence constitutes a breach of any representation, warranty or covenant of Sellers hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other events or occurrences, (i) a material adverse effect on or a material adverse change in or to the business, assets, properties, results of operations or financial condition of Sellers (taken as a whole), or (ii) a material adverse effect on or a material adverse change in or to the ability of Sellers to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement, other than an effect or change resulting from an Excluded Matter.

           "September Balance Sheet" means the unaudited condensed consolidated balance sheet of the Company and its subsidiaries included in the Company's Form 10-Q for the quarter ended September 30, 2004 filed with the SEC by the Company.

           "Software" means, except to the extent generally available for purchase from a third Person, any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (v) all documentation including user manuals and other training documentation related to any of the foregoing.

           "Tax Authority" means any government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.

           "Taxes" means (i) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, (ii) any item described in clause (i) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under
Section 1502 of the Code, or by contract, indemnity or otherwise, and (iii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) or (ii).

           "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).

           "Trustee" means Bank of America, N.A. (as successor to NationsBank, N.A.) or any successor thereto, as Trustee under the Collateral Trust Agreement.

           "WC Assets" has the meaning set forth on Schedule 1.1(b).

           "WC Liabilities" has the meaning set forth on Schedule 1.1(b).

           "WLR" means WL Ross & Co. LLC.
            ---

           1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

           Term                                              Section
           ----                                              -------
           Allocation Statement                              11.2
           Antitrust Division                                8.4(a)
           Antitrust Laws                                    8.4(b)
           Assumed Liabilities                               2.3
           Auction Date                                      7.1
           Avoidance Actions                                 2.2(c)
           Bankruptcy Case                                   Recitals
           Bankruptcy Code                                   Recitals
           Bankruptcy Court                                  Recitals
           Break-Up Fee                                      7.2
           Business                                          Recitals
           Closing                                           4.1
           Closing Cash Liabilities                          3.4(a)
           Closing Date                                      4.1
           Company                                           Recitals
           Company SEC Documents                             5.4
           Competing Transaction                             7.1

           Term                                              Section
           ----                                              -------
           Deposit Amount                                    3.2
           Employee Benefit Plans                            5.16(a)
           Escrow Agent                                      3.2
           Escrow Agreement                                  3.2
           Exchange Act                                      5.4
           Excluded Assets                                   2.2
           Excluded Liabilities                              2.4
           Financial Statements                              5.4(a)
           FTC                                               8.4(a)
           Parent                                            Recitals
           Petition Date                                     Recitals
           Purchased Assets                                  2.1(b)
           Purchase Price                                    3.1
           Purchaser                                         Recitals
           Referee                                           11.3(a)
           SEC                                               5.4(a)
           Securities Act                                    5.4(a)
           Seller or Sellers                                 Recitals
           Subsidiaries                                      Recitals
           Termination Date                                  4.4(a)
           Title IV Plans                                    5.16(a)
           Transfer Taxes                                    11.1
           WC Resolution Period                              3.3(b)
           Wind-Up                                           8.11


           1.3 Other Definitional and Interpretive Matters.

                     (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

           Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

           Dollars. Any reference in this Agreement to $ shall mean U.S.
dollars.

           Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

           Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

           Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

           Herein. The words such as "herein," "hereinafter," "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

           Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

                     (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                                    ARTICLE II

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

           2.1 Purchase and Sale of Assets.

                     (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, immediately upon the consummation of the transactions provided in Section 3.4(b) Purchaser shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, convey and deliver to Purchaser all of Sellers' right, title and interest in, to and under the Purchased Assets, free and clear of all Liens other than those created by Purchaser and other than Permitted Exceptions.

                     (b) For all purposes of and under this Agreement, the term "Purchased Assets" shall mean all of the properties, assets and rights of Sellers (other than the Excluded Assets) existing as of the Closing, real or personal, tangible or intangible and whether or not related to the Business, including:

                      (i) all cash, cash equivalents, bank deposits or similar cash items and Accounts Receivable of Sellers;

                      (ii) all inventory;

                      (iii) all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses of Sellers other than any deposits or prepaid charges and expenses paid in connection with or relating to any Excluded Assets;

                      (iv) all rights of Sellers with respect to its owned real property and under real property leases, together in each case with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

                      (v) the Furniture and Equipment;

                      (vi) the Purchased Intellectual Property;

                      (vii) the Purchased Contracts;

                      (viii) all Documents that are used in, held for use in or intended to be used in, or that arise primarily out of, the Business, including Documents relating to Products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (iv) above, but excluding any Documents exclusively related to an Excluded Asset;

                      (ix) all Permits used by Sellers in the Business to the extent assignable;

                      (x) all supplies owned by Sellers and used in connection with the Business;

                      (xi) all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Employees and agents of Sellers or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

                      (xii) all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Sellers;

                      (xiii) any rights, claims or causes of action of Sellers (other than Avoidance Actions) against third parties relating to assets, properties, business or operations of Sellers arising out of events occurring on or prior to the Closing Date;

                      (xiv) all rights of Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to Products sold, or services provided, to Sellers or to the extent affecting any Purchased Assets other than any warranties, representations and guarantees pertaining to any Excluded Assets;

                      (xv) all goodwill and other intangible assets associated with the Business, including customer and supplier lists and the goodwill associated with the Purchased Intellectual Property; and

                      (xvi) all other tangible or intangible assets other than Excluded Assets.

                     (c) At any time prior to and including three Business Days prior to the date of the auction provided for in the Bidding Procedures Order (the "Auction Date"), Purchaser may designate any of the Purchased Assets (other than the Assumed Employment Agreements) as additional Excluded Assets by giving written notice to Purchaser setting forth in reasonable detail the Purchased Assets so designated. Purchaser acknowledges and agrees that there shall be no reduction in the Purchase Price if it elects to designate any Purchased Assets as Excluded Assets. If Purchaser excludes the License Agreements, Purchaser will be deemed to have assumed and will pay when due all Wind-Up costs and expenses incurred by Sellers as a result of such exclusion. Notwithstanding any other provision hereof, except as provided in the preceding sentence, the Liabilities of Sellers under or related to any Purchased Asset excluded under this Section 2.1(c) will constitute Excluded Liabilities.

           2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets. For all purposes of and under this Agreement, the term "Excluded Assets" shall mean:

                     (a) any shares of capital stock or other equity interest of any Seller or any Excluded Subsidiary or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller or any Excluded Subsidiary;

                     (b) any minute books, stock ledgers, corporate seals and stock certificates of Sellers, and other similar books and records that Sellers are required by Law to retain or that Sellers determine are necessary or advisable to retain including Tax Returns, financial statements and corporate or other entity filings; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets and Sellers agree to preserve such records in accordance with Section 8.7 hereof;

                     (c) all avoidance actions or similar causes of action arising under sections 544 through 553 of the Bankruptcy Code, including any proceeds thereof (collectively, the "Avoidance Actions");

                     (d) the Adequate Protection Escrow;

                     (e) any assets of Sellers designated by Purchaser as Excluded Assets pursuant to Section 2.1(c) hereof;

                     (f) all Title IV Plans, and all trust funds and contracts relating thereto;

                     (g) the assets of Sellers, if any, set forth on Schedule 2.2(g);

                     (h) subject to Section 2.6, any Purchased Contract or Permit that requires the consent of a third party to be assumed and assigned hereunder as to which, by the Closing Date, such consent has not been obtained; and

                     (i) refunds, credits and rebates of Taxes that are not Assumed Liabilities.

           2.3 Assumption of Liabilities. On the terms and subject to the conditions and limitations set forth in this Agreement, at the Closing, immediately upon the consummation of the transactions provided in Section 3.4(b), Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following Liabilities (without duplication) existing as of immediately prior to the Closing (collectively, the "Assumed Liabilities") and no others:

                     (a) all Liabilities of Sellers under the Purchased Contracts that arise on or after the Closing Date or arise prior to the Closing Date to the extent requiring performance after the Closing Date;

                     (b) any cure amounts that Purchaser is required to pay pursuant to Section 2.5;

                     (c) all Liabilities arising from the sale of Products in the Ordinary Course of Business pursuant to product warranties, products returns, customer programs and rebates, including Liabilities arising in the Ordinary Course of Business that would have been recorded as "Customer Accommodations" in the line item "Accrued Liabilities" in a consolidated balance sheet of the Business prepared in accordance with GAAP and using the same accounting principles, policies and practices used in the preparation of the September Balance Sheet;

                     (d) all Liabilities arising in the Ordinary Course of Business on or after the Petition Date and existing as of immediately prior to the Closing that do not constitute Excluded Liabilities and would be included in the line item for "Accounts Payable" in a consolidated balance sheet of the Business as of immediately prior to the Closing prepared in accordance with GAAP and using the same accounting policies, principles and practices as were used in preparing the September Balance Sheet;

                     (e) all Liabilities of Sellers for pre-petition sales and use, gross receipts, payroll and similar Taxes which, if not paid by a Seller, would constitute a Liability for any current director, officer or employee of a Seller;

                     (f) all Transfer Taxes;

                     (g) all Liabilities of Sellers arising under the Consolidated Omnibus Budget Reconciliation Act (COBRA) in respect of employees of a Seller terminated post-petition;

                     (h) any payments for accrued but unused vacation of any Employees;

                     (i) any Assumed Employment Agreements;

                     (j) all Priority Claims arising from the Wind-Up;

                     (k) all professional fees that constitute Priority Claims;

                     (l) all Liabilities pursuant to the KERP Program;

                     (m) all Liabilities for pre-petition property Taxes to the extent allowed in the Bankruptcy Case with priority over the lien of the First Lien Lenders or the Second Lien Lenders; and

                     (n) subject to Section 2.4, to the extent not included in the foregoing Sections 2.3(a) through (m), all Priority Claims.

           2.4 Excluded Liabilities. Purchaser shall not assume and shall be deemed not to have assumed, and Sellers shall be solely and exclusively liable with respect to, any Liabilities of Sellers other than the Assumed Liabilities (collectively, the "Excluded Liabilities"). For the avoidance of doubt, the Excluded Liabilities include the following:

                     (a) Liabilities existing prior to the Petition Date that are subject to compromise in the Bankruptcy Case, other than any Liabilities assumed by Purchaser pursuant to Section 2.3;

                     (b) all obligations of Sellers under the DIP Credit Agreement;

                     (c) all Liabilities of Sellers under the Title IV Plans, or under Title IV of ERISA;

                     (d) all Liabilities relating to or arising out of the ownership or operation of an Excluded Asset;

                     (e) Liability for any Income Taxes due or payable by Sellers for any Tax period (or portion thereof) prior to the Closing Date or arising out of the ownership or operation of the Businesses or the Purchased Assets on or before the Closing Date; and

                     (f) all Liabilities relating to amounts required to be paid by Sellers hereunder.

           2.5 Cure Amounts. At Closing and pursuant to section 365 of the Bankruptcy Code, Sellers shall assume and assign to Purchaser and Purchaser shall assume from Sellers, the Purchased Contracts. The cure amounts necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Purchased Contracts shall be paid by Purchaser, as and when finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Sale Order, and not by Sellers and Sellers shall have no liability therefor.

           2.6 Non-Assignment of Assets.

           Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer and shall not effect the assignment or transfer of any Purchased Asset if (a) an attempted assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (each such action, a "Necessary Consent"), would constitute a breach thereof or in any way adversely affect the rights of Purchaser thereunder and (b) the Bankruptcy Court shall not have entered an Order providing that such Necessary Consent is not required. In such event, Sellers and Purchaser will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser as Purchaser may reasonably request; provided, however, that Sellers shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval. If such Necessary Consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any Seller thereunder so that Purchaser would not in fact receive all such rights, such Seller and Purchaser will cooperate in a mutually agreeable arrangement, to the extent feasible and at no expense to such Seller, under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Purchaser, or under which such Seller would enforce for the benefit of Purchaser with Purchaser assuming such Seller's obligations and any and all rights of such Seller against a third party thereto.

           2.7 Further Conveyances and Assumptions.

                     (a) From time to time following the Closing, Sellers shall, or shall cause their Affiliates to, make available to Purchaser such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser's records.

                     (b) From time to time following the Closing, Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the transactions contemplated hereby.

                                   ARTICLE III

                            CONSIDERATION; ADJUSTMENT

           3.1 Consideration. The aggregate consideration for the Purchased Assets (the "Purchase Price") shall be:

                     (a) cash in an amount necessary to pay the Closing Cash Liabilities, including the indebtedness outstanding under the DIP Credit Agreement in full, including all outstanding principal, accrued and unpaid interest, fees, expenses or other amounts owing thereunder at the time of Closing (the "Closing DIP Amount");

                     (b) the Credit Bid or the delivery of the Purchaser Equity Consideration as provided by Section 8.6(b); and

                     (c) the assumption of the Assumed Liabilities, to the extent not paid at the Closing.

           3.2 Purchase Price Deposit. Upon the execution of this Agreement, pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit B (the "Escrow Agreement"), Purchaser shall deposit with the escrow agent under the Escrow Agreement (the "Escrow Agent") by 5:00 p.m., New York City time, on March 1, 2005, the sum of $20.75 million by wire transfer of immediately available funds (the "Deposit Amount"), to be released by the Escrow Agent and delivered to either Purchaser or the Company, in accordance with the provisions of the Escrow Agreement. Pursuant to the Escrow Agreement, the Deposit Amount (together with all accrued investment income thereon) shall be distributed as follows:

                     (a) if the Closing shall occur, the Deposit Amount and all accrued investment income thereon shall be applied towards the Closing DIP Amount payable by Purchaser under Section 3.3 hereof;

                     (b) if this Agreement is terminated by Sellers pursuant to
Section 4.4(f), the Deposit Amount, together with all accrued investment income thereon, shall be delivered to the Company; or

                     (c) if this Agreement is terminated for any reason other than by Sellers pursuant to Section 4.4(f), the Deposit Amount, together with all accrued investment income thereon, shall in each case be returned to Purchaser.

           3.3 Working Capital.

                     (a) Sellers shall deliver to Purchaser, no later than the tenth Business Day prior to the Closing Date, (i) Sellers' written calculation of Closing WC, which calculation shall be (A) an estimate of Closing WC as of the Closing Date, (B) in accordance with GAAP, (C) prepared in good faith and based upon reasonable assumptions, and (D) consistent with Sellers' past accounting practices, and (ii) all of Sellers' work papers and other relevant data created or used in connection with the preparation of such calculation. Notwithstanding any provision of this Agreement to the contrary, the Closing WC shall be calculated by only including the assets and liabilities specified in the definition of Closing WC on Schedule 1.1(b).

                     (b) If Sellers and Purchaser agree on the Closing WC by five Business Days prior to the Closing Date, the amount thereof will be rolled forward day-to-day to reflect any deviations from the agreed estimate, and will be, if agreed by Sellers and Purchaser, the Closing WC for all purposes under this Agreement. If Sellers and Purchaser are unable to so agree by five Business Days prior to the Closing, they will use good faith efforts during the five Business Day period thereafter (the "WC Resolution Period") to seek to resolve any differences they may have. If Sellers and Purchaser cannot reach written agreement during the WC Resolution Period, their disagreements, limited to those issues still in dispute, will be submitted by the parties for determination by the Bankruptcy Court.

                     (c) During the period beginning on the date of delivery of Sellers' calculation of Closing WC and ending on the Closing Date (including the WC Resolution Period, if necessary), Sellers will provide to Purchaser such reasonable access to financial and other information of the Business as it may request in good faith to assess the Closing WC in accordance with Section 8.1.

           3.4 Payment of Purchase Price.

                     (a) No later than three Business Days prior to the Closing Date, the Company will deliver to Purchaser a written statement setting forth the Closing DIP Amount and the amount of Assumed Liabilities that will be, as of the Closing Date, finally determined, due and payable (the "Closing Cash Liabilities").

                     (b) On the Closing Date, (i) Purchaser shall, and Parent shall cause Purchaser to (A) deliver the Purchaser Equity Consideration to the Trustee (for distribution to the First Lien Lenders) or, if Section 8.6(b) applies, to the Company on behalf of Sellers, (B) pay the Closing DIP Amount (less the Deposit Amount) to the Administrative Agent under the DIP Credit Agreement in immediately available funds to an account designated by such Administrative Agent and (C) pay an amount in cash equal to each Assumed Liability to the extent then due to each Person so owed such amount, and (ii) Purchaser and the Company shall cause the Deposit Amount to be paid to the Administrative Agent as provided in (b)(i)(B) above.

                                    ARTICLE IV

                             CLOSING AND TERMINATION

           4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in
Article II hereof (the "Closing") shall take place at the offices of Jones Day located at 222 East 41st Street, New York, New York (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on the date that is two Business Days following the satisfaction or waiver of the conditions set forth in Article XI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date."

           4.2 Deliveries by Sellers. At the Closing, Sellers shall deliver to
Purchaser:

                     (a) one or more duly executed bills of sale in a form to be agreed upon the parties hereto;

                     (b) one or more duly executed assignment and assumption agreements in a form to be agreed upon the parties hereto and duly executed assignments of the U.S. trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. trademark office, and general assignments of all other Purchased Intellectual Property;

                     (c) the officer's certificate required to be delivered pursuant to Sections 10.1(a) and 10.1(b);

                     (d) affidavits executed by each Seller that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code; and

                     (e) all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary to convey the Purchased Assets to Purchaser.

           4.3 Deliveries by Purchaser. At the Closing, Purchaser shall, and Parent shall cause Purchaser to, deliver:

                     (a) the consideration specified in Section 3.4 hereof to the Persons specified therein;

                     (b) to the Company, on behalf of Sellers, one or more duly executed assignment and assumption agreements in a form to be agreed upon the parties hereto;

                     (c) to the Company, on behalf of Sellers, the officer's certificate required to be delivered pursuant to Sections 10.2(a) and 10.2(b); and

                     (d) to the Company, on behalf of Sellers, such other documents, instruments and certificates as Sellers may reasonably request.

           4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

                     (a) by Purchaser or Seller, if the Closing shall not have occurred by the close of business on July 31, 2005 (the "Termination Date"); provided, however, that, if the Closing shall not have occurred due to the failure of the Bankruptcy Court to enter the Sale Order or the condition to Closing set forth in Section 10.3(d) remains unsatisfied or not waived and if all other conditions to the respective obligations of the parties to close hereunder that are capable of being fulfilled by the Termination Date shall have been so fulfilled or waived, then no party may terminate this Agreement prior to October 31, 2005; provided, further, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or a Seller, then the breaching party may not terminate this Agreement pursuant to this Section 4.4(a);

                     (b) by mutual written consent of Sellers and Purchaser;

                     (c) by Purchaser, if any condition to the obligations of Purchaser set forth in Sections 10.1 and 10.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

                     (d) by Sellers, if any condition to the obligations of Sellers set forth in Sections 10.2 and 10.3 shall have become incapable of fulfillment other than as a result of a breach by Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers;

                     (e) by Purchaser, if there shall be a breach by Sellers of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections

10.1 or 10.3 and which breach has not been cured by the earlier of (i) 20 Business Days after the giving of written notice by Purchaser to Sellers of such breach and (ii) the Termination Date;

                     (f) by Sellers, if there shall be a breach by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections
10.2 or 10.3 and which breach has not been cured by the earlier of (i) 20 Business Days after the giving of written notice by Sellers to Purchaser of such breach and (ii) the Termination Date;

                     (g) by Sellers or Purchaser if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence);

                     (h) by Purchaser or Sellers, if Sellers shall enter into a Contract with respect to a Competing Transaction or if the Bankruptcy Court shall enter an order approving a Competing Transaction, subject to Purchaser's right to payment of the Break-Up Fee in accordance with the provisions of
Section 7.2;

                     (i) automatically, if Sellers consummate a Competing Transaction subject to Purchaser's right to payment of the Break-Up Fee in accordance with the provisions of Section 7.2;

                     (j) by Purchaser, if (i) the Bidding Procedures Order is not entered by April 15, 2005, or (ii) Sellers have not selected a winning bidder at the auction contemplated by the Bidding Procedures Order by June 15, 2005; or

                     (k) by Sellers, if the Deposit Amount is not deposited with the Escrow Agent by 5 p.m. New York City time on March 1, 2005.

           4.5 Procedure Upon Termination. In the event of termination pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Sellers. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

           4.6 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, Purchaser or Sellers; provided, however, that the obligations of the parties set forth in Section 7.2 and the provisions of Article XII hereof shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 4.6 shall be deemed to release any party from liability for any breach of its obligations under this Agreement in any material respect.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

           Each Seller hereby jointly and severally represents and warrants to Parent and Purchaser that:

           5.1 Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, subject to the limitations imposed on such Seller as a resulted of having filed a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

           5.2 Authorization of Agreement. Subject to entry of the Bidding Procedures Order and the Sale Order and such other authorization as is required by the Bankruptcy Court, each Seller has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto, the entry of the Sale Order, and, with respect to Sellers' obligations under Section 7.2, the entry of the Bidding Procedures Order) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each Seller enforceable against such Seller in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

           5.3 Conflicts; Consents of Third Parties.

                     (a) Except as set forth on Schedule 5.3(a), the execution and delivery by each Seller of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by such Seller with any of the provisions hereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Seller; (ii) subject to entry of the Sale Order, any Contract or Permit to which such Seller is a party or by which any of the properties or assets of such Seller are bound; (iii) subject to entry of the Sale Order, any Order of any Governmental Body applicable to such Seller or any of the properties or assets of such Seller as of the date hereof; or (iv) subject to entry of the Sale Order, any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

                     (b) Except as set forth on Schedule 5.3(b) and except to the extent not required if the Sale Order is entered, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Sellers in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which it is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Sellers of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act, (ii) the entry of the Sale Order, (iii) the entry of the Bidding Procedures Order with respect to Sellers' obligations under Section 7.2, and (iv) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

           5.4 Reports; Financial Statements.

                     (a) Except as set forth on Schedule 5.4, since January 1, 2004, the Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the "SEC") required to be filed by the Company (such documents, the "Company SEC Documents"). Except as set forth on
Schedule 5.4, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and, as of their respective dates, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 5.4, the financial statements of the Company included in the Company SEC Documents (the "Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                     (b) Sellers have furnished Purchaser and Parent true and correct copies of all material written correspondence with representatives of the SEC since January 1, 2003 and have complied in all material respects with all undertakings therein relating to SEC requirements or GAAP.

           5.5 Letters of Credit. Schedule 5.5 sets forth a true, correct and complete list of any letter of credit (or any reimbursement obligation relating to any such instrument) outstanding with respect to any Seller as of the date of this Agreement.

           5.6 Events Subsequent to September 30, 2004. Except as set forth on
Schedule 5.6, since September 30, 2004, no Seller has, as of the date hereof, taken any action that required the approval of the Bankruptcy Court without having obtained such approval.

           5.7 Real Property. No Seller owns or leases any material real property other than that identified on Schedule 5.7. Schedule 5.7 lists all material real property included in the Purchased Assets or leased pursuant to leases included in the Purchased Contracts (the "Real Property"). Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or as otherwise described on Schedule 5.7: (a) there is no pending or, to the Knowledge of Sellers, threatened condemnation proceeding, administrative action or judicial proceeding of any type relating to the Real Property or other matters affecting adversely the current use, occupancy or value of the Real Property; (b) the Real Property does not serve any adjoining property for any purpose inconsistent with the use of the Real Property, and the Real Property is not located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained; and (c) neither the current use of the Real Property nor the operation of the Business violates any instrument of record or agreement affecting the Real Property or any applicable legal requirements.

           5.8 Necessary Property and Transfer of Assets. The Purchased Assets and the Excluded Assets taken as a whole are sufficient for the continued conduct of the Business in the manner and to the extent presently conducted by Sellers.

           5.9 Title to Purchased Assets. Except as set forth on Schedule 5.9(a), Sellers own the Purchased Assets, and, subject to the entry of the Sale Order, Purchaser will be vested with good title to such Purchased Assets, free and clear of all Liens, other than Permitted Exceptions, to the fullest extent permissible under Section 363(f) of the Bankruptcy Code.

           5.10 Taxes.

                     (a) Except as set forth on Schedule 5.10(a), and except for matters that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (i) Sellers have timely filed all Tax Returns required to be filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Sellers), and all such Tax Returns are correct and complete in all respects; and
(ii) except as to Taxes of Sellers the payment of which is prohibited or stayed by the Bankruptcy Code, each Seller has paid all Taxes due and payable by it (whether or not such Taxes are shown on any Tax Return).

                     (b) None of Sellers is a foreign person within the meaning of Section 1445(f)(3) of the Code.

           5.11 Intellectual Property. Except as set forth on Schedule 5.11, to the Knowledge of Sellers, Sellers own or have valid licenses to use all material Purchased Intellectual Property used by them in the Ordinary Course of Business.

Except as set forth on Schedule 5.11, as of the date hereof, no claims are pending against Sellers before a Governmental Body or, to the Knowledge of Sellers, threatened with regard to the ownership by Sellers of any material Purchased Intellectual Property.

           5.12 Contracts and Commitments. Except as set forth on Schedule 5.12, the Purchased Contracts do not include and no Seller is a party to or otherwise obligated under any of the following, whether written or oral:

                     (a) Any single contract or purchase order providing for an expenditure or aggregate expenditures by one or more Sellers in excess of $250,000, excluding purchase orders entered into in the Ordinary Course of Business.

                     (b) Any contract, agreement or other arrangement binding on a Seller providing for the payment of any cash or other benefits to an officer of any Seller upon the sale or change of control of a Seller or a substantial portion of its assets.

                     (c) Any contract prohibiting competition, prohibiting a Seller from freely engaging in any business anywhere in the world.

           5.13 Validity of Contracts. Except as set forth on Schedule 5.13, each Contract to which a Seller is a party or is otherwise obligated is a valid and binding obligation of such Seller and, to the Knowledge of Sellers, the other parties thereto in accordance with its terms and conditions, except as such enforceability may be limited by (a) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity). No event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under or a violation of any such Contract or would cause the acceleration of any obligation of any Seller or, to the Knowledge of Sellers, any other party thereto or the creation of a Lien upon any Purchased Asset, except for such events that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

           5.14 Customers and Suppliers. Schedule 5.14 sets forth a true, complete and correct list of the Business's 10 largest customers and 20 largest vendors for the period beginning July 1, 2004 and ending on the date hereof. As of the date hereof, Seller has not received any written indication from any supplier listed on Schedule 5.14 to the effect that such supplier will stop, or materially decrease the rate of, supplying materials, products or services to the Business. As of the date hereof, Seller has not received any written indication from any customer listed on Schedule 5.14 to the effect that such customer will stop, or materially decrease the rate of, buying materials, products or services from the Business.

           5.15 Affiliated Transactions. Except as disclosed on Schedule 5.15, no director, officer, employee or Affiliate of a Seller or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest, is a party to any agreement, contract, commitment or other form of transaction or arrangement with a Seller or has any interest in any property used by or in connection with the Business, except as specifically disclosed in a Schedule to this Agreement.

           5.16 Employee Benefits.

                     (a) Schedule 5.16(a) lists: (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, (ii) all employment, consulting or other individual compensation agreements, and (iii) all bonus or other incentive, equity or equity-based compensation, deferred compensation, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical, life insurance, scholarship programs, plans or arrangements as to which Sellers have any obligation or liability, contingent or otherwise, for current or former employees of Sellers (collectively, the "Employee Benefit Plans"). Employee Benefit Plans subject to Title IV of ERISA (the "Title IV Plans") are separately identified on Schedule 5.16(a). None of the Employee Benefit Plans is a multiemployer plan as defined in Section 3(37) of ERISA or a Multiple Employer Plan or has been subject to Sections 4063 or 4064 of ERISA.

                     (b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans (as applicable), have been made available to Purchaser (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 and schedules thereto, (C) the most recent financial statements and actuarial valuations, (D) the most recent IRS determination letter, and (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions).

                     (c) Each of the Employee Benefit Plans intended to qualify under Section 401 of the Code ("Qualified Plans") has been determined by the IRS to be so qualified, and, except as disclosed on Schedule 5.16(c), to the Knowledge of Sellers, nothing has occurred with respect to the operation of any such plan which could reasonably be expected to result in the revocation of such favorable determination.

                     (d) Except with respect to the Title IV Plans, all contributions and premiums required by law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made to any funds or trusts established thereunder or in connection therewith in all material respects.

                     (e) Each of the Employee Benefit Plans has been maintained in accordance with its terms and all provisions of applicable Law, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

                     (f) Except as set forth on Schedule 5.16(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of Sellers; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

           5.17 Litigation. Except as set forth on Schedule 5.17 or disclosed in the Company SEC Documents filed as of the date of this Agreement, as of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller before any Governmental Body, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

           5.18 Compliance with Laws; Permits. Except with respect to Environmental Laws (which are addressed in Section 5.19), except as set forth on
Schedule 5.18 and except as disclosed in the Company SEC Reports filed as of the date of this Agreement, each Seller (i) is in compliance with all Laws applicable to its respective operations or assets or the Business, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect and (ii) has all Permits which are required for the operation of the Business as presently conducted, except where the absence of which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

           5.19 Environmental Matters. Except as set forth on Schedule 5.19 and except for facts, circumstances or conditions that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (a) the operations of Sellers are in compliance with all applicable Environmental Laws, (b) none of Sellers is the subject of any outstanding Order with any Governmental Body respecting (i) Environmental Laws or (ii) a Remedial Action, and (c) there is no investigation, action or proceeding pending, or, to the Knowledge of Sellers, threatened that could reasonably be expected to result in Sellers incurring any material liability pursuant to any applicable Environmental Law. This Section 5.19 represents the sole and exclusive representation and warranty of Sellers regarding environmental matters.

           5.20 Financial Advisors. Except as set forth on Schedule 5.20, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Parent or Purchaser in respect thereof. For any Person listed on Schedule 5.20, the Schedule sets forth the amount payable to such Person as a result of the transactions contemplated herein.

           5.21 Excluded Subsidiaries. The Excluded Subsidiaries are dormant companies that do not own any assets or that own insignificant assets that are not currently used in the Business.

           5.22 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), none of Sellers nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and each Seller disclaims any other representations or warranties, whether made by Sellers, any Affiliate of Sellers, or any of Sellers' or their Affiliates respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article V hereof (as modified by the Schedules hereto), each Seller (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or Purchaser by any director, officer, employee, agent, consultant, or representative of Sellers or any of its Affiliates). Sellers makes no representations or warranties to Parent or Purchaser regarding the probable success or profitability of the Business. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Seller Material Adverse Effect.

                                    ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Parent and Purchaser each hereby jointly and severally represents and warrants to Sellers that:

           6.1 Organization and Good Standing. Each of Parent and Purchaser is an entity duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

           6.2 Authorization of Agreement and Stock. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Parent and Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of Parent and Purchaser. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Parent and Purchaser is a party has been duly and validly executed and delivered by Parent and Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Parent and Purchaser is a party constitutes legal, valid and binding obligations of each of Parent and Purchaser enforceable against each such entity in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The shares of Parent Common Stock and Preferred Stock to be issued pursuant to the terms of the Funding Commitment will, as of the Closing, be duly authorized and, upon issuance pursuant to the terms hereof or upon payment of the purchase price therefor pursuant to the Rights Offering, validly issued, fully paid and non-assessable.

           6.3 Conflicts; Consents of Third Parties.

                     (a) The execution and delivery by Parent and Purchaser of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Parent and Purchaser is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by Parent and Purchaser with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Parent and Purchaser; (ii) any Contract or Permit to which Parent or Purchaser is a party or by which any of the properties or assets of Parent or Purchaser are bound; (iii) any Order of any Governmental Body applicable to Parent or Purchaser or any of the properties or assets of Parent or Purchaser as of the date hereof; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

                     (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent or Purchaser in connection with the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Parent or Purchaser is a party, the compliance by Parent or Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the taking by Parent or Purchaser of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

           6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of each of Parent and Purchaser, threatened against Parent or Purchaser, or to which Parent or Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Neither Parent nor Purchaser is subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

           6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

           6.6 Financial Capability. Purchaser will have, and Parent will cause Purchaser to have, at the Closing sufficient funds available to pay up to the amount of the Closing Cash Liabilities and any expenses incurred by Parent and Purchaser in connection with the transactions contemplated by this Agreement. Purchaser has delivered to the Company copies of the fully executed Funding Commitment pursuant to which it will obtain such funds.

           6.7 Ownership; Direction to Trustee. The Majority Holders hold the requisite authority to cause the Credit Bid and the other actions contemplated by the First Lien Direction. On or before the date hereof, the Majority Holders shall have irrevocably directed the Trustee to take all of the actions contemplated to be taken by the Trustee under this Agreement, and copies thereof have been delivered to the Company.

           6.8 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article V hereof (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the Business are being transferred on a "where is" and, as to condition, "as is" basis. Each of Parent and Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, each of Parent and Purchaser has relied on the results of its own independent investigation.

           6.9 Capitalization. As of the Closing, the authorized capital of Parent shall consist of 1,000,000,000 shares of Parent Common Stock, of which 100,000,000 shares will be issued and outstanding or subject to issuance pursuant to the WLR Warrant contemplated by the Funding Commitment, including the shares issued pursuant to the Rights Offering. As of the Closing, the authorized capital of Purchaser shall consist of 1,000,000,000 shares of common stock, of which 100 shares will be issued and outstanding and held by Parent, and 1,000,000,000 shares of Purchaser Preferred Stock, of which 100,000,000 shares will be issued and outstanding or subject to issuance pursuant to the WLR Warrant contemplated by the Funding Commitment, including the shares issued pursuant to the Rights Offering. As of the Closing, no other shares of capital stock of Parent or Purchaser will be issued or issuable pursuant to outstanding options, agreements, exchangeable securities or otherwise.

                                   ARTICLE VII

                            BANKRUPTCY COURT MATTERS

           7.1 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers and the Bankruptcy Court of higher or better competing bids. From and after the date hereof until the Auction Date, Sellers are permitted to cause their respective representatives and Affiliates to initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Parent, Purchaser and their Affiliates, agents and representatives) with respect to any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of a material portion of the Purchased Assets to a purchaser or purchasers other than Purchaser or effecting any other transaction (including a plan of reorganization or liquidation) the consummation of which would be substantially inconsistent with the transactions herein contemplated (a "Competing Transaction") to the extent, but only to the extent, that the Company determines in good faith that so doing is permitted or required by the Bidding Procedures Order. Following the Auction Date, Sellers will not participate in any discussions with, or furnish any information to, any Person with respect to any Competing Transaction regardless of the terms thereof.

           7.2 Break-Up Fee. In the event that this Agreement is terminated by Sellers or Purchaser pursuant to Section 4.4(h) or Section 4.4(i), Sellers shall pay to Purchaser a cash amount equal to the Break-Up Fee. The Break-Up Fee will equal: (a) if the Competing Transaction involves the purchase of substantially all the Purchased Assets by an Affiliate of Carl Icahn, up to $3.5 million of the reasonable, documented, out-of-pocket expenses of Purchaser incurred in connection with this Agreement and the transactions contemplated hereby, and (b) in any other case, $5.0 million plus up to $1 million of the reasonable, documented, out-of-pocket expenses of Purchaser incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the "Break-Up Fee"). If this Agreement is terminated by Sellers or Purchaser pursuant to
Section 4.4(h) or Section 4.4(i), the Break-Up Fee will be due and payable upon the consummation of a Competing Transaction or, if earlier, December 31, 2005. Notwithstanding anything to the contrary contained herein, upon payment of the Break-Up Fee, Sellers and their respective representatives and Affiliates shall be fully released and discharged from any Liability under or resulting from this Agreement and neither Purchaser nor any other Person shall have any other remedy or cause of action under or relating to this Agreement or any applicable Law, including for reimbursement of expenses.

           7.3 Bankruptcy Court Filings. As promptly as practicable following the execution of this Agreement, Sellers shall file with the Bankruptcy Court a motion seeking entry of the Sale Order and the Bidding Procedures Order, and, subject to Section 7.1, Sellers shall thereafter pursue diligently the entry of the Sale Order and the Bidding Procedures Order. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and the Bidding Procedures Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a "good faith" purchaser under section 363(m) of the Bankruptcy Code. In the event the entry of the Sale Order or the Bidding Procedures Order shall be appealed, Sellers and Purchaser shall use their respective reasonable efforts to defend such appeal.

                                   ARTICLE VIII

                                    COVENANTS

           8.1 Access to Information. Sellers agree that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees, consultants and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of Sellers and the Business and such examination of the books and records of Sellers and the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Sellers shall cause their respective officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate with Purchaser and Purchaser's representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Sellers and their representatives and shall use their reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Sellers to disclose information subject to attorney-client privilege.

           8.2 Conduct of the Business Pending the Closing.

                     (a) Except (i) as set forth on Schedule 8.2(a), (ii) as required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement, (iv) for payments pursuant to the KERP Program, or (v) with the prior written consent of Purchaser or the approval of the Bankruptcy Court, during the period from the date of this Agreement to and through the Closing Date, Sellers shall:

                      1. conduct the Business only in the Ordinary Course of Business; and

                      2. use their commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, and (B) preserve the present relationships with customers and suppliers of the Business.

                     (b) Except (i) as set forth on Schedule 8.2(b), (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement,
(iv) for payments pursuant to the KERP Program, or (v) with the prior written consent of Purchaser or the approval of the Bankruptcy Court, Sellers shall not:

                      (i) (A) increase the annual level of compensation payable or to become payable by Sellers to any of their respective directors or executive officers, (B) grant any bonus, benefit or other direct or indirect compensation to any director or executive officer, (C) increase the coverage or benefits available under any (or create any new) Employee Benefit Plan or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any Seller is a party or involving a director or executive officer of such Seller, except, in each case, as required by any of the Employee Benefit Plans;

                      (ii) make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or, except as may be required by the Code or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent audited financial statements or Tax Returns, as applicable;

                      (iii) subject any of the Purchased Assets to any Lien, except for existing Liens and Permitted Exceptions;

                      (iv) other than in the Ordinary Course of Business, acquire any material properties or assets that would be Purchased Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except pursuant to an existing Contract for fair consideration or for the purpose of disposing of obsolete or worthless assets);

                      (v) cancel or compromise any material debt or claim or waive or release any material right of Sellers that constitutes a Purchased Asset other than customer accounts receivable compromised in the Ordinary Course of Business not to exceed, in the case of any given customer, $750,000;

                      (vi) enter into any commitment for capital expenditures in excess of $500,000 for any individual commitment and $14,000,000 for all commitments in the aggregate;

                      (vii) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

                      (viii) engage in any transaction with any officer, director or Affiliate of any Seller or any such individual;

                      (ix) agree to, settle or pay any material disputed Priority Claim;

                      (x) modify, terminate or enter into any sales, license or similar Contract involving $25 million in the aggregate, including without limitation Contracts with Disney Enterprises Inc., Official Pillowtex LLC or Polo Ralph Lauren Corporation; or

                      (xi) agree to do anything prohibited by this Section 8.2 or do or agree to do anything that would cause Sellers' representations and warranties herein to be false in any material respect.

           8.3 Consents. Sellers shall use their commercially reasonable efforts, and Purchaser shall, and Parent shall cause Purchaser to, cooperate with Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 5.3(b) hereof; provided, however, that Sellers shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval.

           8.4 Regulatory Approvals.

                     (a) If necessary, Parent, Purchaser and Sellers shall (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within 10 Business Days after the entry of the Bidding Procedures Order in the case of all filings required under the HSR Act and within four weeks in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Sellers and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.4 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Sellers or Purchaser, as the case may be).

                     (b) Each of Parent, Purchaser and Sellers shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the "Antitrust Laws"). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement is in violation of any Antitrust Law, each of Parent, Purchaser and Sellers shall cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Parent, Purchaser and Sellers decide that litigation is not in their respective best interests. Each of Parent, Purchaser and Sellers shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each of Parent, Purchaser and Sellers agrees to use its commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible.

                     (c) Notwithstanding the foregoing provisions of this
Section 8.4 or any other provisions of this Agreement, in no event shall Parent, Purchaser, WLR or any of the Majority Holders be required to agree to any of the following actions: (i) any prohibition of or limitation on the ownership or operation of any portion of its or one of its Affiliate's business or assets other than the Purchased Assets, (ii) any requirement that it or one of its Affiliates divest, hold separate or otherwise dispose of any portion of its or its Affiliate's business or assets other than the Purchased Assets, (iii) any material limitation on its ability to acquire or hold, or exercise full rights of ownership of the material portion of the Purchased Assets or the Business, or
(iv) any other limitation on its or one of its Affiliate's ability to effectively control its business or operations other than the Purchased Assets.

           8.5 Further Assurances. Subject to the other provisions of this Agreement, each of Parent, Purchaser and each Seller shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

           8.6 Equity Commitments and Rights Offering; Trustee Noncompliance.

                     (a) Simultaneously with the execution of this Agreement, Purchaser has delivered to the Company an executed copy of the Funding Commitment. Each of Parent and Purchaser shall fulfill its obligations under the Funding Commitment and, if necessary, enforce its rights under the Funding Commitment to cause the other parties thereto to perform their respective duties, obligations and covenants thereunder. Neither Parent nor Purchaser will amend the Funding Commitment in any material respect without the Company's prior written consent.

                     (b) If, by the end of the fifteenth full Business Day preceding the Closing Date, the Trustee fails to acknowledge in writing its intent to comply with, or otherwise fails to comply with, the First Lien Direction at the Closing, Purchaser shall, at the Closing as part of the Purchase Price, deliver the Purchaser Equity Consideration to the Company or the Company's designee on behalf of Sellers instead of to the Trustee for further distribution to the First Lien Lenders, all as contemplated by the terms hereof and the Funding Commitment.

           8.7 Preservation of Records. Sellers, Parent and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of seven years from the Closing Date (except as provided below) and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of Sellers or Purchaser or any of their Affiliates or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. In the event Sellers or Purchaser wishes to destroy such records before or after that time, such party shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such 90 day period, to take possession of the records within 180 days after the date of such notice.

           8.8 Publicity. None of the parties hereto shall issue any press release concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Parent or Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, provided that the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

           8.9 Supplementation and Amendment of Schedules. Sellers may, at their option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information provided in one Schedule will suffice, without repetition or cross reference, as a disclosure of such information in any other Schedule to which its relevance is reasonably apparent on its face. From time to time prior to the Closing, Sellers shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 10.1(a); provided, however, if the Closing shall occur, then Parent and Purchaser shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.

           8.10 Parent Guarantee. Parent hereby guarantees the full and timely performance of all of Purchaser's agreements and covenants made in this Agreement and each other document executed and delivered by or on behalf of Parent or Purchaser to Sellers at Closing with respect to the transactions contemplated by this Agreement.

           8.11 Post-Closing Wind-Up. After the Closing, Sellers shall accomplish the liquidation and winding-up of their estates (the "Wind-Up") as expeditiously and as efficiently as reasonably possible. The Company will keep Purchaser apprised of all material developments in the course of the Wind-Up and will promptly comply with any reasonable requests by Purchaser for information relating thereto. No Seller will compromise or otherwise settle any material disputed Priority Claim or otherwise incur any material expense in connection with the Wind-Up without Purchaser's prior written consent, which will not be unreasonably withheld, or upon order of the Bankruptcy Court. Sellers will incorporate the provisions of this Section 8.11 into their plan(s) of liquidation under chapter 11 of the Bankruptcy Code, if any. Upon the reasonable request of Sellers, Purchaser will make the Transferred Employees reasonably available to assist Sellers with the Wind-Up.

           8.12 Letters of Credit. At the Closing, Purchaser shall cause all letters of credit, surety bonds, performance bonds and similar bonds posted by the Sellers or their Affiliates with respect to the Purchased Assets or the Businesses to be terminated and released or cash collateralized, supported by a backstop letter of credit or otherwise.

           8.13 Registration Rights. As contemplated by the Funding Commitment, at the Closing, Purchaser and Parent will enter into a registration rights agreement with WLR and a registration rights agreement with Persons holding more than 5% of the Units (as defined in the Funding Commitment) as of the Closing.

                                    ARTICLE IX

                         EMPLOYEES AND EMPLOYEE BENEFITS

           9.1 Transferred Employees. Prior to the Closing, Purchaser may offer employment to each of the Employees who remain employed immediately prior to the Closing on such terms as Purchaser deems appropriate. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the "Transferred Employees."

           9.2 Employment Tax Reporting. With respect to Transferred Employees, Purchaser and Sellers shall use the standard procedure set forth in Revenue Procedure 2004-53, 2004-34 I.R.B. 320, for purposes of employment tax reporting.

           9.3 Compensation and Benefits. Purchaser shall either maintain the current compensation and benefit arrangements of the Transferred Employees or provide compensation and benefits to such employees that Purchaser determines in good faith are, in the aggregate, at least as favorable as the prevailing industry standard. For purposes of eligibility, vesting and the calculation of the amount of vacation or severance benefits (but not benefit accrual otherwise) under the employee benefit plans of Purchaser providing benefits to Transferred Employees, Purchaser shall credit each Transferred Employee with his or her years of service with Sellers to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Benefit Plan.

           9.4 No Obligations. Other than as set forth in Section 9.3, nothing contained in this Agreement shall be construed to require, or prevent the termination of, employment of any individual, require minimum benefit or compensation levels or prevent any change in the employee benefits provided to any individual Transferred Employee.

                                    ARTICLE X

                              CONDITIONS TO CLOSING

           10.1 Conditions Precedent to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

                     (a) the representations and warranties of Sellers contained in this Agreement that are not qualified by materiality or Seller Material Adverse Effect shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and the representations and warranties of Sellers contained in this Agreement that are qualified by materiality or Seller Material Adverse Effect shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and Purchaser shall have received a certificate signed by an authorized officer of Sellers, dated the Closing Date, to the foregoing effect;

                     (b) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Sellers, dated the Closing Date, to the forgoing effect;

                     (c) Phase I Environmental Site Assessments of the real property included within the Purchased Assets, performed in substantial conformance with ASTM E: 1527-00, shall have been completed, the results of which shall not have disclosed any Environmental Liabilities not disclosed hereunder or in the schedules hereto, except for any Environmental Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

                     (d) Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2;

                     (e) the Closing WC shall have been finally determined and shall not be less than the Closing WC Threshold Amount; and

                     (f) between June 30, 2004 and the Closing Date, except as disclosed on the Schedules hereto, there shall not have occurred any Seller Material Adverse Effect.

           10.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

                     (a) the representations and warranties of Parent and Purchaser contained in this Agreement that are not qualified by materiality or Purchaser Material Adverse Effect shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and the representations and warranties of Parent and Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date and Sellers shall have received a certificate signed by an authorized officer of each of Parent and Purchaser, dated the Closing Date, to the foregoing effect;

                     (b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent or Purchaser on or prior to the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Parent and Purchaser, dated the Closing Date, to the foregoing effect; and

                     (c) Purchaser shall have delivered, or Parent shall have caused to be delivered, to Sellers all of the items set forth in Section 4.3.

           10.3 Conditions Precedent to Obligations of Parent, Purchaser and Sellers. The respective obligations of Parent, Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

                     (a) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

                     (b) the Bankruptcy Court shall have entered the Bidding Procedures Order, in substantially the form attached hereto as Exhibit A;

                     (c) the Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably acceptable to Sellers and Purchaser, and such Sale Order shall have become a final, non-appealable Order; and

                     (d) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted.

           10.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Sections 10.1, 10.2 or 10.3, as the case may be, if such failure was caused by such party's failure to comply with any provision of this Agreement.

                                    ARTICLE XI

                                      TAXES

           11.1 Transfer Taxes. Sellers shall use its reasonable best efforts to include in the Sales Order a provision that provides that the transfer of the Purchased Assets shall be free and clear of any stamp or similar taxes under section 1146(c) of the Bankruptcy Code. To the extent that the transactions proposed by this Agreement are not otherwise exempt under Section 1146(c) of the Bankruptcy Code, Purchaser shall be liable for all sales, use and other transfer Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the transactions contemplated by this Agreement (collectively, "Transfer Taxes"). Sellers and Purchaser shall cooperate and consult with each other prior to filing any Tax Returns in respect of Transfer Taxes and shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for Transfer Taxes.

           11.2 Purchase Price Allocation. Sellers and Purchaser shall allocate the Purchase Price among Sellers and among the Purchased Assets of each Seller in accordance with a statement (the "Allocation Statement") provided by Purchaser to Sellers as soon as practicable after the Closing, which statement shall be prepared in accordance with Section 1060 of the Code. The Purchase Price allocated to each Seller shall be comprised first of the Assumed Liabilities of each Seller and then a pro rata portion of each other item comprising the Purchase Price. Purchaser and Sellers shall file all Tax Returns (including Form 8594) consistent with, and shall take no tax position inconsistent with the Allocation Statement provided that the Allocation Statement is reasonable.

           11.3 Tax Reporting. Purchaser shall prepare and file (or cause to be prepared and filed) on behalf of Sellers all Tax Returns, whether related to income taxes or non-income taxes, required to be filed or that Purchaser otherwise deems appropriate, including the filing of amended Tax Returns, for all Tax Periods through and including any Tax Period that includes the Closing Date. Purchaser shall furnish a completed copy of any such Tax Return (including any supporting workpapers) to be filed by Purchaser to Sellers for Sellers' review at least 30 days prior to the due date for filing such returns. Sellers shall have the right to raise reasonable objections to such Tax Returns. In the event that the parties are unable to resolve in good faith any dispute prior to 15 days before the due date, the parties shall jointly request that an independent accountant mutually agreed upon by Sellers and Purchaser (the "Referee") to resolve any dispute as promptly as possible; provided, however, that Purchaser's position shall prevail provided such position is reasonable. If the Referee is unable to make a determination with respect to a disputed issue prior to the date which is five days prior to the due date for the filing of the Tax Return in question, then Purchaser may file such Tax Return on the due date therefor without such determination having been made and without Sellers' consent. Notwithstanding the filing of such Tax Return, the Referee shall make a determination with respect to the disputed issue in accordance with this Section 11.3.

           11.4 Cooperation and Audits. Purchaser, its Affiliates and Sellers shall cooperate fully with each other regarding tax matters (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records and documents relating to taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such taxes. Without limiting the generality of the foregoing, Sellers shall execute on or prior to the Closing Date a power of attorney authorizing Purchaser to correspond, sign, collect, negotiate, settle and administer all tax payments and Tax Returns.

                                   ARTICLE XII

                                  MISCELLANEOUS

           12.1 No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the parties shall have any liability to each other after the Closing for any breach thereof. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof.

           12.2 Expenses. Except as otherwise provided in this Agreement, each of Sellers, Parent and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby. Purchaser and Parent shall pay the filing fee required in connection with the HSR Act filing contemplated by Section 8.4(a).

           12.3 Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any party hereto shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 12.3 shall be in addition to any other rights which a party hereto may have at law or in equity pursuant to this Agreement.

           12.4 Submission to Jurisdiction; Consent to Service of Process.

                     (a) Without limiting any party's right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and
(ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 12.8 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                     (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.8.

           12.5 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

           12.6 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

           12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

           12.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

           If to Sellers, to:

                     WestPoint Stevens Inc.
                     507 W. 10th Street
                     West Point, Georgia 31833
                     Facsimile.:  (706) 645-4396
                     Attention:  General Counsel

                     With a copy (which shall not constitute notice) to:

                     Weil, Gotshal & Manges LLP
                     767 Fifth Avenue
                     New York, NY 10153
                     Facsimile: (212) 310-8007
                     Attention: Ted S. Waksman, Esq.
                                Michael F. Walsh, Esq.

                     If to Purchaser or Parent, to:

                     New Textile Co.
                     c/o WL Ross & Co. LLC
                     Manhattan Tower
                     101 East 52nd Street
                     New York, New York 10022
                     Facsimile: (212) 317-4891
                     Attention: Mr. Wilbur L. Ross, Chairman

                     With copies (which shall not constitute notice) to:

                     Jones Day
                     222 East 41st Street
                     New York, NY 10017
                     Facsimile: (212) 755-7306
                     Attention: Robert A. Profusek, Esq.

                     Hennigan Bennett & Dorman LLP
                     601 South Figueroa Street
                     Suite 3300
                     Los Angeles, CA  90017
                     Facsimile:  (213) 694-1234
                     Attention:  Bruce Bennett, Esq.

           12.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

           12.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers, Parent or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, provided that Purchaser may assign some or all of its obligations hereunder to one or more subsidiaries formed by it prior to the Closing. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Sellers, Parent or Purchaser shall also apply to any such assignee unless the context otherwise requires.

           12.11 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or equityholder of Sellers shall have any liability for any obligations or liabilities of Sellers under this Agreement or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

           12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.


                                       NEW TEXTILE HOLDING CO.

                                       By: /s/ Wilbur R. Ross, Jr.
                                           ------------------------------------
                                           Name: Wilbur R. Ross, Jr.
                                           Title: Chairman



                                       NEW TEXTILE CO.

                                       By: /s/ Wilbur R. Ross, Jr.
                                           ------------------------------------
                                           Name: Wilbur R. Ross, Jr.
                                           Title: Chairman



                                       SELLERS:

                                       WESTPOINT STEVENS INC.

                                       By: /s/ M.L. Fontenot
                                           ------------------------------------
                                           Name: M.L. "Chip"  Fontenot
                                           Title: President and Chief
                                                  Executive Officer



                                       WESTPOINT STEVENS INC. I

                                       By: /s/ Lester D. Sears
                                           ------------------------------------
                                           Name: Lester D. Sears
                                           Title: President



                                       WESTPOINT STEVENS STORES INC.

                                       By: /s/ Lester D. Sears
                                           ------------------------------------
                                           Name: Lester D. Sears
                                           Title: Vice President

                                       J.P. STEVENS & CO., INC.

                                       By: /s/ Lester D. Sears
                                           ------------------------------------
                                           Name: Lester D. Sears
                                           Title: President


                                       J.P. STEVENS ENTERPRISES, INC.

                                       By: /s/ Lester D. Sears
                                           ------------------------------------
                                           Name: Lester D. Sears
                                           Title: President

                                                               Schedule 1.1(b)

                             WC-RELATED DEFINITIONS


1. "CLOSING WC" means (a) WC Assets, determined as of the close of business on the last Business Day immediately prior to the Closing Date, less (b) WC Liabilities, determined as of the close of business on the last Business Day immediately prior to the Closing Date.

2. "WC ASSETS" means the sum of the amounts of the following Purchased Assets, each as would be included as line items (including sub-accounts, if applicable) on a balance sheet of the Business prepared in accordance with GAAP and using the same accounting policies, principles and practices as were used in preparing the September Balance Sheet: (1) cash and cash equivalents, plus (2) inventories, net of reserves, plus (3) accounts receivable, net of reserves, and plus (4) prepaid expenses and other current assets that are utilizable by Purchaser within 12 months after the date of determination.(1)

3. "WC LIABILITIES" means the sum of the amounts of the following liabilities (to the extent they are Assumed Liabilities), each as would be included as line items (including sub-accounts, if applicable) on a balance sheet of the Business prepared in accordance with GAAP and using the same accounting policies, principles and practices as were used in preparing the September Balance Sheet: (1) accounts payable, (2) customer accomodations, (3) current environmental liabilities, (4) vacation pay, (5) restructuring reserves, (6) group insurance claims, (7) accrued salary and wages,
           (8) property taxes, (9) royalties, (10) payroll taxes & fringes, (11) auditing, (12) advertising - Canada, (13) sales tax, (14) accrued rent - Mill Stores, (15) manager incentive - Stores Div., (16) Canada payables, (17) bath water agreement, (18) salesmen's incentive, (19) workers compensation, (20) other miscellaneous items, (21) reclamation claims, (22) executory contracts, (23) tax claims, (24) professional fees, (25) KERP and (26) Closing DIP Amount.

4.         "CLOSING WC THRESHOLD AMOUNT" is $184 million.


Attached for example purposes only is a calculation of Closing WC based on estimated WC Assets and WC Liabilities as of June 30, 2005.


-------------------
       (1) For the avoidance of doubt, the cash portion of the Purchase Price will not be considered a WC Asset.

WESTPOINT STEVENS
--------------------------------------------------------------------------------
Working Capital Threshold Schedule
(Dollars in Thousands)


                                                           COMPANY
                                                           ESTIMATE
                                                           6/30/05E
                                                           --------
WC ASSETS
---------
Cash & Cash Equivalents                                     $6,500
Inventories, Net of Reserves                               292,784
Accounts Receivable, Net of Reserves                       179,467
Prepaid Expenses & Other Current Assets                     18,178
                                                         ---------
TOTAL WC ASSETS                                            496,929

WC LIABILITIES
--------------
Accounts Payable (Post-Petition)                            41,994
Customer Accomodations                                      24,737
Current Environmental Liabilities                            6,000
Vacation Pay                                                 6,500
Restructuring Reserves                                      24,664
Group Insurance                                              6,200
Accrued Salary & Wages                                      13,275
Property Taxes                                               3,743
Royalties                                                    5,730
Payroll Taxes & Fringes                                      1,800
Auditing                                                       780
Advertising - Canada                                           691
Sales Tax                                                      645
Accrued Rent - Mill Stores                                     205
Manager Incentive - Mill Stores                                175
Accounts Payable - Canada                                      344
Bath Water Agreement                                           677
Salesmens' Incentive                                           263
Workers Compensation                                        13,782
Other Miscellaneous Items                                    3,273
DIP                                                         94,599
Reclamation Claims                                           1,225
Executory Contracts                                          3,372
Tax Claims                                                   1,896
Professional Fees                                            9,393
KERP                                                        14,515
                                                         ---------
TOTAL WC LIABILITIES                                       280,478

CLOSING WC AT 6/30/05E                                    $216,451

Closing WC Threshold Amount                                184,000
                                                         ---------

Cushion $                                                  $32,451
Cushion %                                                    15.0%

                                                                     Exhibit A

                              BIDDING PROCEDURES(1)

The following procedures will govern the submission and acceptance of competing bids for the sale of the WestPoint Stevens Inc. Debtors' assets pursuant to sections 363(b) and 105(a) of the Bankruptcy Code:

           Marketing Efforts. As promptly as practicable and, in any event, within 3 business days after the date on which the order approving these Bidding Procedures is entered, Rothschild will distribute to all persons that have expressed an interest in a transaction and all other strategic and financial investors it determines may have an interest in a possible transaction (collectively, the "Interested Parties") a due diligence package consisting of an informational memorandum containing various financial data and other relevant information in connection with the Assets, as well as a copy of the Asset Purchase Agreement.

           Break-Up Fee. The Break-Up Fee set forth in the Asset Purchase Agreement is approved.

           Potential Bidders. In order to conduct due diligence for the purpose of submitting a bid, a person interested in acquiring the Assets (a "Potential Bidder") must deliver (unless previously delivered) to the Debtors (i) an executed confidentiality agreement in form and substance satisfactory to the Debtors, (ii) a non-binding expression of interest in a form reasonably acceptable to Rothschild and that Rothschild in its discretion determines to be reasonably likely (based on availability of financing, experience and other considerations it deems to be appropriate) to be consummated if selected as the Successful Bidder within a time frame acceptable to the Debtors, and (iii) the most current audited and latest unaudited financial statements (collectively, the "Financials") of the Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of acquiring the Assets (a "Sale Transaction"),
(x) Financials of the equity holder(s) of the Potential Bidder or such other form of financial disclosure acceptable to the Debtors, and (y) the written commitment acceptable to the Debtors of the equity holder(s) of the Potential Bidder to be responsible for the Potential Bidder's obligations in connection with a Sale Transaction.

           Qualified Bidder. A "Qualified Bidder" is a Potential Bidder whose Financials demonstrate the financial capability to consummate a Sale Transaction and who the Debtors determine is likely to consummate a Sale Transaction, if selected as the successful bidder, after taking into account all relevant legal, regulatory, and business considerations. Within two (2) business days after the Debtors receive from a Potential Bidder all the materials required in the preceding paragraph, the Debtors shall determine, in consultation with their advisors, and shall notify the Potential Bidder in writing whether the Potential Bidder is a Qualified Bidder. For purposes of determining who is a Qualified Bidder, New Textile will be deemed a Qualified Bidder. The Debtors will advise New Textile of the identity of each Qualified Bidder promptly upon its designation as such.

           Due Diligence Requests. To obtain due diligence access or additional information regarding the Assets or the Debtors, a Qualified Bidder must first provide the Debtors with a written non-binding expression of interest ("Expression of Interest") regarding (i) a Sale Transaction, (ii) the purchase price composition and range, (iii) the structure and financing of the Sale Transaction (including the amount of cash to be committed and sources of financing), (iv) any conditions to closing that it may wish to impose, and (v)


----------------
1 Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the sale motion.

the nature and extent of additional due diligence it may wish to conduct. If the Debtors, in their business judgment, determine that a Qualified Bidder that has submitted an Expression of Interest is reasonably likely to make a bona fide offer that would result in greater value being received for the benefit of the Debtors' creditors than under the Asset Purchase Agreement, then the Debtors shall afford such Qualified Bidder reasonable due diligence. Neither the Debtors nor any of their affiliates (or any of their respective representatives) are obligated to furnish any information relating to the Debtors, the Assets, and/or a Sale Transaction to any person except to a Qualified Bidder who makes an Expression of Interest. The Debtors shall coordinate all reasonable requests for additional information and due diligence access from Qualified Bidders. No conditions relating to the completion of due diligence shall be permitted to exist after the Bidding Deadline (as defined below). The Debtors shall not allow a Qualified Bidder who operates or is affiliated with a competitive business to conduct highly sensitive due diligence, such as (i) product line margins, (ii) specific customer pricing arrangements, (iii) junior management or employee interviews, (iv) customer interviews, or (v) other highly confidential areas unless and until such Qualified Bidder has submitted a definitive asset purchase agreement acceptable to the Debtors at a value that the Debtors determine is higher and better than the existing offer of New Textile.

           Debtors' Entitlement to Due Diligence. The Debtors and their advisors shall be entitled to due diligence from a Qualified Bidder, upon execution of a confidentiality agreement. Each Qualified Bidder shall comply with all reasonable requests for additional information and due diligence access by the Debtors or their advisors. Failure by the Qualified Bidder to fully comply with requests for additional information and due diligence access will be a basis for the Debtors to determine that a bid made by the Qualified Bidder is not a Qualified Bid (as defined below).

           Bid Requirements. Bids must be a written irrevocable offer from a Qualified Bidder not contingent upon any event, including, without limitation, any due diligence investigation, the receipt of financing and further bidding approval, including from any board of directors, shareholders or otherwise (i) stating that the Qualified Bidder offers to consummate a Sale Transaction pursuant to an agreement that has been marked to show amendments and modifications to the Asset Purchase Agreement, including price and terms, that are being proposed by the Qualified Bidder (the "Marked Agreement"); (ii) confirming that the offer shall remain open until the closing of a Sale Transaction to the Successful Bidder (as defined below); and (iii) enclosing a copy of the proposed Marked Agreement. While bidders may suggest modifications to the Asset Purchase Agreement, any such modifications deemed by the Debtors to increase the obligations or burdens upon the Debtors (such as additional conditions) will be considered by the Debtors in determining whether to accept such bid. Except as provided below, bids will not be shared among bidders. Bids must be accompanied by a deposit in an amount equal to 10% of the cash bid amount or, if greater, 110% of the amount of New Textile's most recent deposit (in the case of bidders other than New Textile), in the form of a certified check or wire transfer payable to WestPoint Stevens Inc. and be received by the Debtors at least two days prior to the Auction. If any bid is conditioned upon the assumption and assignment of executory contracts or unexpired leases, then such bidder shall be required to identify such contracts and/or leases to be assumed and assigned and provide evidence of its ability to provide adequate assurance of future performance of such contracts or leases along with the bid (an "Adequate Assurance Package").

           Bidding Deadline. Bids and Adequate Assurance Packages must be submitted so that they are actually received by no later than 12:00 noon prevailing Eastern Time on _______ __, 2005 (the "Bidding Deadline") by WestPoint Stevens Inc., P.O. Box 71, 507 West Tenth Street, West Point, Georgia 31833 (Attn: Clay Humphries, Esq.), with copies to (i) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, 10153-0119 (Attn: Michael F. Walsh, Esq. and John J. Rapisardi, Esq.), and (ii) Rothschild Inc., 1251 Avenue of the Americas, 51st Floor, New York, New York 10020 (Attn: Neil Augustine). The Debtors will provide New Textile with a summary of the material terms of any bids received by the Debtors within two business days after each such bid is received. The Debtors may, at their discretion, extend the Bidding Deadline for certain bidders, but are under no obligation to do so and will not be required to review or consider bids that are submitted after the Bidding Deadline.

           Qualified Bid. A bid received from a Qualified Bidder that meets the requirements set forth in the preceding two paragraphs will be considered a "Qualified Bid" if the Debtors reasonably believe that such bid would be consummated if selected as the Successful Bid (as defined below). For all purposes hereof, New Textile's offer to acquire the Assets pursuant to the Asset Purchase Agreement shall constitute a Qualified Bid. The Debtors will notify New Textile of their designation of any bids as Qualified Bids on the same day such designation is made and will advise New Textile of any material changes in any bids on the same day such changes are proposed.

           Baseline Bid. Unless otherwise ordered by the Court for cause shown, only a Qualified Bidder that has submitted a Qualified Bid is eligible to participate in the Auction. At least three (3) business days prior to the Auction, the Debtors will select the highest or best Qualified Bid (the "Baseline Bid") to serve as the starting point for the Auction. The Baseline Bid will be either (i) the bid set forth in the Asset Purchase Agreement, or (ii) one or more Qualified Bids that in the aggregate involve the purchase of substantially all the assets and the assumption of substantially all the liabilities contemplated to be purchased and assumed pursuant to the Asset Purchase Agreement and are determined to be (collectively, if applicable) a higher or better bid than that set forth in the Asset Purchase Agreement and that proposes (collectively, if applicable) a purchase price that is at least $5,000,000 greater than the sum of (a) the Debtors' determination of the value to its estates of the aggregate consideration provided pursuant the Asset Purchase Agreement, and (b) the Break-Up Fee set forth in the Asset Purchase Agreement. If the Baseline Bid is other than the bid set forth in the Asset Purchase Agreement, the Debtors will provide New Textile with a copy of all documentation evidencing such bid on the same day such bid is selected as the Baseline Bid. All interested bidders should contact the Debtors for more information on how the Debtors value various forms of consideration for the Assets.

           The Auction. Subject to the provisions below, if at least two Qualified Bids have been received, the Debtors shall conduct an Auction (the "Auction"). The Auction will be conducted at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 on ______ __, 2005 at 11:00 a.m, or such later time or other place as the Debtors shall notify all Qualified Bidders. Only Qualified Bidders will be eligible to participate in the Auction. Only the authorized representatives of each of the Qualified Bidders, the agent for the First Lien Lenders and Second Lien Lenders, the Creditors' Committee, New Textile, and the Debtors shall be permitted to attend the Auction. For purposes of bidding at the Auction, the collateral trustee under the Collateral Trust Agreement (as such term is defined in the Asset Purchase Agreement), will be authorized to credit bid at the Auction on behalf of the First Lien Lenders and New Textile up to the full amount of the obligations owing to the First Lien Lenders under the First Lien Credit Agreement. At least two business days prior to the Auction, each Qualified Bidder who has submitted a Qualified Bid must inform the Debtors and New Textile whether it intends to participate in the Auction. If no Qualified Bids (other than New Textile's) are received by the Bidding Deadline or indicate an intent to participate in the Auction, then the Auction will not be held, New Textile will be the Successful Bidder (as defined below), the Asset Purchase Agreement will be the Successful Bid (as defined below), and at the Sale Hearing (as defined below), the Debtors will seek approval of and authority to consummate the Sale Transaction contemplated by the Asset Purchase Agreement.

           Auction Procedures. Based upon the terms of the Qualified Bids received, the number of Qualified Bidders participating in the Auction, and such other information as the Debtors' determine is relevant, the Debtors, in their sole discretion, may conduct the Auction in the manner they determine, in their judgment, will promote the goals of the bidding process, achieve the maximum value for all parties in interest, and are not inconsistent with any of the provisions of the Bidding Procedures Order, the Bankruptcy Code or any order of the Bankruptcy Court entered in connection herewith. Such rules will provide that: (a) the procedures must be fair and open, with no participating Qualified Bidder disadvantaged in any material way as compared to any other Qualified Bidder; (b) all bids will be made and received in one room, on an open basis, and all other bidders will be entitled to be present for all bidding with the understanding that the true identify of each bidder will be fully disclosed to all other bidders and that all material terms of each Qualified Bid will be fully disclosed to all other bidders throughout the entire Auction; and (c) each Qualified Bidder will be permitted a fair, but limited, amount of time to respond to the previous bid at the Auction. Bidding at the Auction will continue until such time as the highest or otherwise best offer is determined. The Debtors will, from time to time, in an open forum, advise Qualified Bidders participating in the Auction of their determination as to the terms of the then highest or otherwise best bid. For purposes of comparing any bids by New Textile at the Auction that are higher than the bid set forth in the Asset Purchase Agreement (a "Higher New Textile Bid") against any other bids that are made by a Qualified Bidder (other than New Textile) pursuant to these bidding procedures, each Higher New Textile Bid shall include the amount of the Break-Up Fee (the "Break-Up Fee Increment"). In the event that a Higher New Textile Bid is the Successful Bid (defined herein) at the Auction, the purchase price amount finally payable by New Textile in respect of the Successful Bid will be reduced by the Break-Up Fee Increment.

           Successful Bid. As soon as is practicable after the conclusion of the Auction, the Debtors, in consultation with their advisors, shall (i) review each Qualified Bid on the basis of financial and contractual terms and the factors relevant to the investment process, including those factors affecting the speed and certainty of consummating the Qualified Bid and (ii) identify the highest or otherwise best offer (the "Successful Bid") and the bidder making such proposal (the "Successful Bidder"). The winning bidder(s) will be required to enter into a definitive agreement (as modified by the Bids submitted at the Auction) before the Auction is adjourned. Upon conclusion of the Auction, the Debtors will file a notice with the Court identifying the winning bidder(s). The Debtors shall have accepted a bid only when the bid is declared the Successful Bid, the Successful Bid has been approved by the Court and definitive documentation has been executed in respect of the Successful Bid. Within two (2) business days of the conclusion of the Auction, the Debtors will file a report of the results of


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the Auction (the "Auction Report") and serve the Auction Report on the master service list maintained in these chapter 11 cases and each Qualified Bidder.

           Additional Deposits. Within 24 hours after the Auction, any Successful Bidder and any party submitting the second highest or otherwise best bid must supplement the Good Faith Deposit (through certified check or wire transfer), so that the total deposit equals 10% of the cash portion of its winning or second highest bid or, if greater, 110% of the amount of New Textile's most recent deposit (in the case of bidders other than New Textile). Such deposit will be held by the Debtors, without interest, until the earlier to occur of (i) the time such bid is officially rejected by the Debtors and (ii) seven (7) days after the Sale Hearing. Such deposit will be forfeited in the event that any bidder for an accepted bid defaults.

           Sale Hearing. The Sale Hearing will be held before the Honorable Robert D. Drain, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, New York 10001, on ______ __, 2005 at 10:00 a.m. or such other date and time that the Court establishes. Objections to any relief requested by this Motion shall be in writing and filed so as to be actually received by 12:00 Noon on ________ __, 2005.

           Reservation of Rights. The Debtors reserve the right to (i) extend the deadlines set forth in the Bidding Procedures and/or adjourn the Auction and/or the Sale Hearing without further notice, and (ii) reject any or all Bids (other than New Textile's) if, in the Debtors' reasonable judgment, no bid is for a fair and adequate price.

           Failure to Consummate. If for any reason the entity or entities that submit(s) the highest or otherwise best bid(s) fails to consummate the purchase of the Assets, or any part thereof, the offeror of the second highest or otherwise best bid will automatically be deemed to have submitted the highest or otherwise best bid and to the extent such offeror and the Debtors consent, the Debtors and such offeror are authorized to effect the sale of the assets, or any part thereof, to such offeror(s) as soon as is commercially reasonable without further order of the Bankruptcy Court. If such failure to consummate the purchase is the result of a breach by the winning bidder, the Good Faith Deposit shall be forfeited to the Debtors and the Debtors specifically reserve the right to seek all available damages from the defaulting bidder.

           THE BID OF ANY BIDDER FAILING TO COMPLY WITH THESE REQUIREMENTS MAY NOT BE CONSIDERED BY THE DEBTORS IN THEIR SOLE AND ABSOLUTE DISCRETION.






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